Quantum Receives Nasdaq Notice Related to Late Filing of Form 10-K

Irvine, CA - August 6, 2009 - Quantum Fuel Systems Technologies Worldwide, Inc. (NASDAQ: QTWW) announced today that it received a letter from The Nasdaq Stock Market ("Nasdaq") on July 31, 2009, notifying the Company that it is currently not in compliance with the Nasdaq Marketplace Rule 5250(c)(1) because it had not filed its Form 10-K for the period ended April 30, 2009 in a timely manner. Under Nasdaq rules, the Company has 60 calendar days, or until September 29, 2009, to submit a plan to regain compliance, and if accepted, Nasdaq can grant the Company an exception of up to 180 calendar days from the Form 10-K filing due date, or until January 25, 2010, to regain compliance. The Company anticipates that it will file its plan to regain compliance within the 60 calendar day period.

About Quantum:

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum's portfolio of technologies includes advanced lithium-ion battery systems, electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and alternative fuel vehicles. Quantum's powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, alternative fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum's customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

More information can be found about Quantum's products and services at www.qtww.com.

Forward Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this report and the documents that we incorporate by reference, other than those that are historical, are forward-looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology. Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements. Factors and risks that may cause actual results to differ include, but are not limited to, risks that the Registrant fails to timely submit its plan to regain compliance or, even if timely submitted, such plan is not accepted by Nasdaq. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

For more information regarding Quantum, please contact:

Dale Rasmussen

Investor Relations

Email:  DRasmussen@qtww.com

+1-206-315-8242

©2008 Quantum Fuel Systems Technologies Worldwide, Inc.

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